UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM SB-2
Registration Statement under the Securities Act of 1933

HEMIS CORPORATION
(Name of Small Business Issuer in its Charter)

NEVADA	1000	20-2749916
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

Neuhofstrasse 8
8600 Dübendorf, Switzerland
(702) 387 2382
(Address and telephone number of principal executive offices)

EastBiz, Inc.
5348 Vegas Drive, #226
Las Vegas, Nevada 89108 USA
(702) 387 3827
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green
Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804 Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: Not applicable.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [   ]

This Post-Effective Amendment No. 1 to Form SB2 shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Commission, acting pursuant to Section 8(c), may determine.

HEMIS CORPORATION

DEREGISTRATION OF SECURITIES

A Registration Statement on Form SB-2, as amended (the “Registration Statement”), was filed by Hemis Corporation (the “Company”) and was declared effective by the Securities and Exchange Commission on December 20, 2006. The Registration Statement registered 6,954,517 shares of the Company’s common stock, owed by approximately 61 selling shareholders. These 6,954,517 shares of the Company’s common stock were registered to be sold by selling shareholders at an initial price of $1.00 per share and thereafter at privately negotiated prices.

The Company has decided to reduce the size of the offering by decreasing the number of registered shares offered by Norman Meier, Bruno Weiss, and Michael Friedrich. The Company will deregister 2,700,000 common shares registered in Norman Meier’s name which remain unsold, thereby bringing the total number of common shares to be registered in Mr. Meier’s name to 300,000. The Company will deregister 700,000 common shares registered in Bruno Weiss’ name which remain unsold, thereby bringing the total number of common shares to be registered in Mr. Weiss’ name to 300,000. The Company will deregister 770,880 common shares registered in Michael Friedrich’s name which remain unsold, thereby bringing the total number of common shares to be registered in Mr. Friedrich’s name to 300,000. The total number of shares registered will be reduced from 6,954,517 to 2,784,517.

This Post-Effective Amendment No. 1 deregisters the following:

a.	2,700,000 shares of common stock, registered in the name of Norman Meier;

b.	700,000 shares of common stock, registered in the name of Bruno Weiss; and

c.	770,880 shares of common stock, registered in the name of Michael Friedrich,

all of which remain unsold.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on January 4, 2007.

HEMIS CORPORATION

By:	/s/ Norman Meier
Norman Meier
Director, President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ Norman Meier
Norman Meier	Director, President, Chief
	Executive Officer	January 4, 2007

/s/ Bruno Weiss
Bruno Weiss	Director, Chief Financial
	Officer, Principal Accounting	January 4, 2007
Officer, Secretary